UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)

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NVE Corporation

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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

In fiscal 2007 we continued to advance our vision of practical spintronics leadership. As the charts show, our business strategy drove growth, profits, cash flow, and liquidity:

    • Product sales increased 73%
    • Net income increased 166%
    • Cash and marketable securities increased $7.4 million

Other fiscal 2007 highlights included expanding our product lines, expanding product distribution, strengthening our intellectual property portfolio, and investing in the future through R&D and equipment.

Unique Products
Our spintronic sensors and coupler products are smaller, faster, and more precise than other products. New products in the past year include the ultra-high speed S-Series Couplers, Micro-Small Outline Packaged digital couplers, and new sensors for medical devices.

Expanded Distribution
Our products are now available through distributors in more than 75 countries. We added leading distributors in the past year including Zhichuan Information Tech in China, Takumi Shoji Co. in Japan, Elfa AB in Europe, and Newark InOne in North America.

Strengthened Intellectual Property
Six U.S. patents issued in fiscal 2007 and three thus far in fiscal 2008 bring our total issued U.S. patents to 44. Most of our patents relate to MRAM, a technology we believe could revolutionize memory by combining the speed of SRAM, the density of DRAM, and the nonvolatility of flash memory.

Investments in the Future
Growth has allowed us to invest more in the future. In the past fiscal year we increased R&D expenditures 26% toward our goal of developing revolutionary new products. Contract R&D funding also helps advance our technology. Capital expenditure increased considerably in the past year, and we believe those investments will allow us to manufacture more products more efficiently, especially our smallest products.

A Bright Future
We entered fiscal 2008 with a strong balance sheet, products that are in demand, and an excellent intellectual property portfolio. I am proud of NVE’s accomplishments in the past year, and we look forward to a bright future.

Sincerely,

/s/ DANIEL A. BAKER
Daniel A. Baker, Ph.D.
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties relating to the grant of patents in the future, risks in the enforcement of our patents, risks related to MRAM commercialization, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Fellow Shareholders:

The Annual Meeting of Shareholders of NVE Corporation will be held at the SpringHill Suites by Marriott, 11552 Leona Road, Eden Prairie, Minnesota, 55344, on Thursday, September 6, 2007 at 3:30 p.m. Central Daylight Time, for the following purposes:

     1. To elect five directors to serve until the next Annual Meeting of Shareholders.

     2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

     3. To consider and act on such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

These items of business are more fully described in the proxy statement. The Board of Directors recommends that you vote FOR election of the director nominees and FOR ratification of the selection of our independent registered public accounting firm. Only shareholders of record at the close of business on the record date of July 13, 2007 are entitled to execute proxies or to vote at the 2007 Annual Meeting.

Our Proxy Materials include our 2007 Letter to Shareholders, our Annual Report on Form 10-K, and our 2007 Proxy Statement.

This Notice is being sent with paper copies of our Proxy Materials to registered shareholders, that is those whose shares are registered directly in shareholders’ names with our transfer agent, Corporate Stock Transfer, Inc. “Street-name” shareholders, those whose shares are held in the name of a bank or broker on the shareholders’ behalf, are being sent a Notice of Annual Meeting of Shareholders and Internet Availability of Proxy Materials. Street-name shareholders must request paper copies of our Proxy Materials.

There is a map containing directions to the 2007 Annual Meeting in our Proxy Statement if you plan to attend the meeting and vote in person. Alternatively, you may call us at (952) 829-9217 during normal business hours for directions to the Annual Meeting.

Sincerely,

     /s/ CURT A. REYNDERS
     Curt A. Reynders
     Chief Financial Officer and Secretary

July 20, 2007